EXHIBIT 99

For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Delivers Fourth Consecutive Year of Record Performance

Achieves New Revenue, Net Income and EBITDA Highs on Double-Digit Growth in Fiscal 2017

DALLAS, April 3, 2018 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its fourth quarter 2017, which ended on February 4, 2018. The Company also issued its guidance for the full year 2018.

Key highlights from the fourth quarter 2017 (14 weeks) compared to the fourth quarter 2016 (13 weeks) include:

▪	Total revenues increased 12.9% to $304.9 million from $270.2 million.
▪	Opened five new stores compared to four new stores.
▪	Comparable store sales (13 weeks) decreased 5.9%.
▪	Net income of $35.6 million, or $0.85 per diluted share ($25.6 million, or $0.61 per diluted share excluding the net tax benefit under the Tax Cuts and Jobs Act), vs. net income of $27.4 million, or $0.63 per diluted share.
▪	EBITDA increased 4.3% to $70.8 million from $67.9 million and Adjusted EBITDA increased 10.7% to $82.5 million from $74.5 million.
▪	Pre-opening costs increased $4.1 million to $9.1 million from $5.0 million.
▪	The extra week in fiscal year 2017 generated approximately $19.7 million in revenue, $0.9 million in net income, $3.4 million in EBITDA, and $4.3 million in Adjusted EBITDA.

Key highlights from the full year 2017 (53 weeks) compared to the full year 2016 (52 weeks) include:

▪	Total revenues increased 13.4% to $1.140 billion from $1.005 billion.
▪	Opened 14 new stores compared to 11 new stores.
▪	Comparable store sales (52 weeks) decreased 0.9%.
▪	Net income of $120.9 million, or $2.84 per diluted share ($110.9 million, or $2.60 per diluted share excluding the net tax benefit under the Tax Cuts and Jobs Act), vs. net income of $90.8 million, or $2.10 per diluted share.
▪	EBITDA increased 12.4% to $268.5 million from $238.8 million and Adjusted EBITDA increased 15.8% to $302.7 million from $261.5 million.
▪	Pre-opening costs increased $8.3 million to $23.7 million from $15.4 million.

“2017 was another outstanding year for us as we delivered double-digit revenue, Net Income and EBITDA growth. Our primary growth vehicle and the biggest driver of value continues to be opening stores that offer excellent returns in the face of a more intense competitive environment. However, recent sales trends in our comparable stores have been disappointing and we are working diligently to re-build momentum by evolving the brand,” said Steve King, Chief Executive Officer.

“While results were below our guidance in early December, we remain confident in our long-term prospects. We have a strong track-record of disciplined growth and our operating team continues to execute well in a more challenging environment while recognizing the need to adapt and adjust. In terms of margins, we delivered relatively flat EBITDA margins for the full year despite a slight decrease in comparable store sales and significantly higher pre-opening expenses associated with our strong lineup of 2018 stores,” said Brian Jenkins, Chief Financial Officer.

Share Repurchase Activity

During fiscal year 2017, we repurchased approximately 2.6 million shares of our common stock for $151.9 million. Cumulatively, as of March 28, 2018 we had repurchased approximately 3.7 million shares for $202.8 million. As of the same date, we had $97.2 million remaining under our current share repurchase authorization.

Review of Fourth Quarter 2017 Operating Results

Total revenues increased 12.9% to $304.9 million in the fourth quarter of 2017 (14 weeks) from $270.2 million in the fourth quarter 2016 (13 weeks). The additional 14th week increased total revenue by $19.7 million. Across all stores, Food and Beverage revenues increased 10.0% to $138.6 million from $126.0 million and Amusement and Other revenues increased 15.3% to $166.3 million from $144.2 million. Food and Beverage represented 45.5% of total revenues while Amusements and Other represented 54.5% of total revenues in the fourth quarter 2017. In last year’s fourth quarter, Food & Beverage represented 46.6% of total revenues while Amusements and Other represented 53.4% of total revenues.

Comparable store sales (13 weeks), decreased 5.9% in the fourth quarter 2017 compared to a 3.2% increase in the same period last year. Our comparable store sales decrease was driven by a 6.4% decrease in walk-in sales and a 2.9% decrease in special events sales. Comparable store sales in Amusements & Other decreased 4.2% and in Food & Beverage decreased 7.8%. Non-comparable store revenues (13 weeks) increased $29.7 million or 67.5% in the fourth quarter 2017 to $73.6 million.

Operating income decreased to $42.5 million in the fourth quarter of 2017 (14 weeks) from $44.7 million in last year's fourth quarter (13 weeks). The additional 14th week increased operating income by $1.4 million. As a percentage of total revenues, operating income decreased approximately 260 basis points to 13.9% from 16.5%.

Net income increased to $35.6 million, or $0.85 per diluted share (41.7 million diluted share base), in the fourth quarter of 2017 (14 weeks) compared to net income of $27.4 million, or $0.63 per diluted share (43.4 million diluted share base), in the same period last year (13 weeks). The additional 14th week increased net income by $0.9 million. Net income in the fourth quarter of fiscal year 2017 included a net tax benefit of $8.0 million or $0.19 per diluted share related to revaluation (non-recurring) of our deferred tax positions and $2.0 million or $0.05 per diluted share related to the lower statutory tax rate under the Tax Cuts and Jobs Act of 2017. Net income excluding these net tax benefits would have been $25.6 million, or $0.61 per share in the fourth quarter of 2017.

EBITDA increased 4.3% to $70.8 million in the fourth quarter 2017 (14 weeks) from $67.9 million in the same period last year (13 weeks). The additional 14th week increased EBITDA by $3.4 million. As a percentage of total revenues, EBITDA decreased approximately 190 basis points to 23.2% from 25.1%. Adjusted EBITDA increased 10.7% to $82.5 million in the fourth quarter of 2017 (14 weeks) from $74.5 million in the same period last year (13 weeks). The additional 14th week increased Adjusted EBITDA by $4.3 million. As a percentage of total revenues, Adjusted EBITDA margin decreased approximately 60 basis points to 27.0% from 27.6%.

Store operating income before depreciation and amortization increased 8.1% to $94.3 million in the fourth quarter 2017 (14 weeks) from $87.2 million in last year's fourth quarter (13 weeks). The additional 14th week increased store operating income before depreciation and amortization by $5.1 million. As a percentage of total revenues, Store operating income before depreciation and amortization decreased 140 basis points to 30.9% from 32.3%.

Development

We opened five stores during the fourth quarter in Brandon (Tampa), Florida; Woodbridge, New Jersey; Auburn, Washington; White Marsh (Baltimore), Maryland; and Bayamon, Puerto Rico for a total of fourteen stores for the year. Total capital additions (net of tenant improvement allowances) during fiscal year 2017 were $183.0 million.

We are confirming our plan to open a total of fourteen to fifteen new stores in fiscal 2018, including two 17K format stores, representing unit growth of 13% to 14%. These openings will skew towards the first half of the fiscal year, large store format and existing markets for our brand. During the first quarter of fiscal year 2018, we have already opened four stores in Rogers, Arkansas (our first 17K format store); Memphis, Tennessee; Wayne, New Jersey; and Anchorage, Alaska. We plan to open two additional stores in Madison, Wisconsin and Rosemont, Illinois during the first quarter.

Financial Outlook

We are providing our initial financial outlook for fiscal 2018, which ends on February 3, 2019:

▪	Total revenues of $1.20 billion to $1.24 billion
▪	Comparable store sales decrease in the low-to-mid single digits (on a comparable 52-week basis)
▪	14 to 15 new stores
▪	Net income of $95 million to $110 million
▪	Effective tax rate of 23% to 24% (including the estimated impact of the Tax Cuts and Jobs Act of 2017) and diluted share count of approximately 41 million shares
▪	EBITDA of $255 million to $275 million
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $170 million to $180 million

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 794-2551 or toll-free (800) 239-9838. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 2222392.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 110 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 37 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	February 4, 2018	January 29, 2017
	(audited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$18,795	$20,083
Other current assets	76,112	55,521

Total current assets	94,907	75,604

Property and equipment, net	726,455	606,865

Intangible and other assets, net	375,668	370,264

Total assets	$1,197,030	$1,052,733

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$207,825	$177,797

Other long-term liabilities	216,310	178,856

Long-term debt, net	351,249	256,628

Stockholders' equity	421,646	439,452

Total liabilities and stockholders' equity	$1,197,030	$1,052,733

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	14 Weeks Ended		13 Weeks Ended
	February 4, 2018		January 29, 2017

Food and beverage revenues	$138,626	45.5%	$126,001	46.6%
Amusement and other revenues	166,287	54.5%	144,181	53.4%
Total revenues	304,913	100.0%	270,182	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	36,038	26.0%	31,174	24.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	18,591	11.2%	16,726	11.6%
Total cost of products	54,629	17.9%	47,900	17.7%
Operating payroll and benefits	69,114	22.7%	62,213	23.0%
Other store operating expenses	86,883	28.5%	72,835	27.0%
General and administrative expenses	14,393	4.7%	14,343	5.3%
Depreciation and amortization expense	28,319	9.3%	23,197	8.6%
Pre-opening costs	9,120	3.0%	5,024	1.9%
Total operating costs	262,458	86.1%	225,512	83.5%

Operating income	42,455	13.9%	44,670	16.5%

Interest expense, net	2,592	0.8%	1,412	0.5%
Loss on debt refinancing	-	0.0%	-	-

Income before provision for income taxes	39,863	13.1%	43,258	16.0%
Provision for income taxes	4,223	1.4%	15,891	5.9%
Net income	$35,640	11.7%	$27,367	10.1%

Net income per share:
Basic	$0.88		$0.65
Diluted	$0.85		$0.63
Weighted average shares used in per share calculations:
Basic shares	40,568,751		42,215,285
Diluted shares	41,699,060		43,369,754

Other information:
Company-owned and operated stores open at end of period	106		92

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	14 Weeks Ended		13 Weeks Ended
	February 4, 2018		January 29, 2017

Net income	$35,640	11.7%	$27,367	10.1%
Add back: Interest expense, net	2,592		1,412
Loss on debt refinancing	-		-
Provision for income taxes	4,223		15,891
Depreciation and amortization expense	28,319		23,197
EBITDA	70,774	23.2%	67,867	25.1%
Add back: Loss on asset disposal	658		546
Share-based compensation	1,910		1,163
Pre-opening costs	9,120		5,024
Other costs	(4)		(141)
Adjusted EBITDA	$82,458	27.0%	$74,459	27.6%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	14 Weeks Ended		13 Weeks Ended
	February 4, 2018		January 29, 2017

Operating income	$42,455	13.9%	$44,670	16.5%
Add back: General and administrative expenses	14,393		14,343
Depreciation and amortization expense	28,319		23,197
Pre-opening costs	9,120		5,024
Store operating income before depreciation and amortization	$94,287	30.9%	$87,234	32.3%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Audited)

(in thousands, except share and per share amounts)

	53 Weeks Ended		52 Weeks Ended
	February 4, 2018		January 29, 2017

Food and beverage revenues	$494,816	43.4%	$452,140	45.0%
Amusement and other revenues	644,975	56.6%	553,018	55.0%
Total revenues	1,139,791	100.0%	1,005,158	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	127,600	25.8%	114,946	25.4%
Cost of amusement and other (as a percentage of amusement and other revenues)	69,072	10.7%	65,354	11.8%
Total cost of products	196,672	17.3%	180,300	17.9%
Operating payroll and benefits	256,724	22.5%	228,827	22.8%
Other store operating expenses	334,546	29.4%	287,322	28.6%
General and administrative expenses	59,565	5.2%	54,474	5.4%
Depreciation and amortization expense	102,766	9.0%	88,305	8.8%
Pre-opening costs	23,746	2.1%	15,414	1.5%
Total operating costs	974,019	85.5%	854,642	85.0%

Operating income	165,772	14.5%	150,516	15.0%

Interest expense, net	8,665	0.7%	6,985	0.7%
Loss on debt refinancing	718	0.1%	-	-

Income before provision for income taxes	156,389	13.7%	143,531	14.3%
Provision for income taxes	35,440	3.1%	52,736	5.3%
Net income	$120,949	10.6%	$90,795	9.0%

Net income per share:
Basic	$2.93		$2.16
Diluted	$2.84		$2.10
Weighted average shares used in per share calculations:
Basic shares	41,276,314		41,951,770
Diluted shares	42,583,009		43,288,592

Other information:
Company-owned and operated stores open at end of period	106		92

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	53 Weeks Ended		52 Weeks Ended
	February 4, 2018		January 29, 2017

Net income	$120,949	10.6%	$90,795	9.0%
Add back: Interest expense, net	8,665		6,985
Loss on debt refinancing	718		-
Provision for income taxes	35,440		52,736
Depreciation and amortization expense	102,766		88,305
EBITDA	268,538	23.6%	238,821	23.8%
Add back: Loss on asset disposal	1,863		1,533
Share-based compensation	8,916		5,828
Pre-opening costs	23,746		15,414
Other costs	(333)		(73)
Adjusted EBITDA	$302,730	26.6%	$261,523	26.0%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	53 Weeks Ended		52 Weeks Ended
	February 4, 2018		January 29, 2017

Operating income	$165,772	14.5%	$150,516	15.0%
Add back: General and administrative expenses	59,565		54,474
Depreciation and amortization expense	102,766		88,305
Pre-opening costs	23,746		15,414
Store operating income before depreciation and amortization	$351,849	30.9%	$308,709	30.7%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com